Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185676

TRILINC GLOBAL IMPACT FUND, LLC

SUPPLEMENT NO. 6 DATED JULY 17, 2013

TO THE PROSPECTUS DATED FEBRUARY 25, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of TriLinc Global Impact Fund, LLC (the “Company”), dated February 25, 2013 (the “Prospectus”). This Supplement No. 6 supersedes all prior supplements. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide an update on the status of our current public offering;
B.	To provide information regarding distributions declared;
C.	To provide an update regarding our investments;
D.	To update disclosures in the section of the Prospectus titled “Suitability Standards;”
E.	To update disclosures in the section of the Prospectus titled “Prospectus Summary;”
F.	To update disclosures in the section of the Prospectus titled “Business;”
G.	To update disclosures in the section of the Prospectus titled “Management;”
H.	To update disclosures in the section of the Prospectus titled “Unit Repurchase Program;” and
I.	To update the form of our subscription agreement in Appendix B to the Prospectus.

A.    Status of Our Current Public Offering

On June 11, 2013, our Sponsor purchased $2.4 million in Class A units and on June 13, 2013, our Sponsor purchased an additional $500,000 in Class A units. Certain investors in the Sponsor, including Baldwin Brothers, Inc. and Chilton Capital Management LLC, provided funds for this investment. Therefore, as of June 11, 2013, we had raised sufficient offering proceeds to satisfy the minimum offering requirements for our initial public offering with respect to all states other than the state of Pennsylvania. Accordingly, the offering proceeds received were released from escrow on June 11, 2013 and we commenced operations.

B.    Declaration of Distributions

On June 12, 2013, with the authorization of our board of managers, we declared distributions for all classes of units for the period from July 1 through July 31, 2013. These distributions will be calculated based on unitholders of record for each day in an amount equal to $0.00173082 per unit per day (less the distribution fee with respect to Class C units). On or before August 2, 2013, these distributions will be paid in cash or reinvested in our units, for those investors participating in our unit reinvestment plan. Some or all of these distributions may be paid from sources other than cash flow from operations, such as cash advances by our Advisor, cash resulting from a waiver or deferral of fees, and/or proceeds from this offering.

C.    Our Investments

As of the date of this supplement, TriLinc has approved $3.50 million in loan facilities, with approximately $1.54 million currently outstanding, across four transactions, the details of which are listed below.

Description	Sector	Country	Security Type	Type of Collateral	Maturity	Yield*	Facility/ Loan Size	Current Outstanding	Primary Impact Objective(s)
Sustainable Timber Exporter	Timber	Chile	Senior secured trade finance	Inventory	12/18/13	9.85%	$500,000	$300,000	Job Creation, Capacity Building
Frozen Seafood Exporter	Meat, Poultry and Fish	Ecuador	Senior secured trade finance	Accounts receivable and inventory	9/21/13 (annual renewal)	12.55%	$500,000	$240,484	Job Creation
International Tuna Exporter	Meat, Poultry and Fish	Ecuador	Senior secured trade finance	Accounts receivable and inventory	10/18/13 (annual renewal)	12.46%	$2,000,000	$1,000,000	Job Creation
Seafood Processor	Meat, Poultry and Fish	Ecuador	Senior secured trade finance	Accounts receivable and inventory	8/11/13 (annual renewal)	12.46%	$500,000	Repaid	Job Creation

Total							$3,500,000	$1,540,484

*	Yield refers to the Company’s annualized net return based on Libor rate (or Libor rate floor, if higher) on the date of the loan plus applicable spread, divided by loan amount.

D. Update to the Section Titled “Suitability Standards”

1.	The following disclosure is inserted as a new paragraph after Ohio suitability standards in the “Suitability Standards” section on page 2 of the Prospectus:

“Oklahoma: In addition to the minimum suitability standards described above, Oklahoma residents’ investments in us must not exceed ten percent (10%) of their liquid net worth.”

2.	The following disclosure replaces in its entirety the Tennessee suitability standards paragraph in the “Suitability Standards” section on page 2 of the Prospectus:

“Tennessee: In addition to the suitability standards above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. In addition, Tennessee residents’ investment must not exceed ten percent (10%) of their liquid net worth.”

E. Update to the Section Titled “Prospectus Summary”

The following disclosure supersedes and replaces the last sentence in the section titled “Prospectus Summary—Our Advisor” on page 15 of the Prospectus:

“In addition, our Sponsor had purchased through June 13, 2013, an additional $2.9 million in Class A units to further align its interests with the interests of the investors. Certain investors in the Sponsor, including Baldwin Brothers, Inc. and Chilton Capital Management LLC, provided funds for this investment.”

F. Update to the Section Titled “Business”

1.	The last sentence of the first paragraph in the “—Market Opportunity—SME Lending has been shown to generate attractive returns” section on page 55 of the Prospectus is deleted in its entirety and replaced with the following:

“Another survey conducted by the World Bank in 2008 found that banks in developing economies report lower default rates for their SME portfolios than banks in developed economies, yet realize average interest rates that are at least 6% higher than the developed economy average. The same survey found that banks lending to medium-size businesses in developing countries charge interest rates ranging from 11-15%.”

2.	The bullet points at the end of the first full paragraph on page 60 of the Prospectus in the “—Investment Strategy—Expertise —Investing with Sub-advisors” section are deleted in their entirety and replaced with the following:

•

The International Investment Group L.L.C. (IIG): is an alternative investment management firm founded in 1994 that focuses primarily on international trade finance and fixed income investments to small and medium enterprises in developing economies. The company has deployed over $8.0 billion in investments since its inception and currently manages and / or services approximately $600 million in assets. IIG is headquartered in New York with additional representatives in Argentina, Brazil, Chile, Curacao, Ecuador, Malta, Paraguay, Peru and Uruguay.

IIG’s management team has well over 100 years of cumulative experience in trade finance and fixed income investments. They are selective in transaction sourcing and execution, and typically work in conjunction with a large network of legal teams, banks, merchants, brokers, professional organizations, investors and local representatives. IIG believes working with a well-rounded and diversified network provides greater insight into local market conditions and enables the firm to capitalize on attractive investment opportunities. IIG believes they are a leader because they perform robust due diligence, can quickly identify and capitalize on investment opportunities and carefully structure investments to minimize transactional risk. IIG will serve as a primary sub-advisor.

•

Asia Impact Capital Ltd (AIC): an investment firm advised by the founding principals of TAEL Partners Ltd (“TAEL”) and was established to provide investment management services to us. TAEL is a leading Southeast Asian investment firm founded in 2007 by seasoned industry veterans with long term track records and diverse investment capabilities across Southeast Asia. TAEL’s investment professionals have deep roots in Southeast Asia and extensive experience working for leading financial institutions on both international and local levels. The company has a hands-on approach and can adapt and tailor its investment structures to the nuances of the Southeast Asian markets while partnering with established, growing businesses. Leveraging its wide and established network of business relationships in the region, TAEL generally enjoys an absence of competitive bidding, and is often able to undertake investments at attractive pricing levels.

TAEL’s founding principals have over 70 years of collective Asian market investment experience and have closed over $30 billion worth of transactions across a diverse range of industries. Importantly, TAEL’s principals have worked together as a cohesive and successful team for over 10 years and will jointly advise AIC in its investment activities. AIC will leverage TAEL’s robust support team that includes over 20 seasoned investment professionals across 4 offices (Singapore, Kuala Lumpur, Bangkok and Jakarta) who help source, underwrite and execute transactions. AIC, through its advisor, is expected to benefit from TAEL’s strong network of over 200 relationships with leading regional business groups and owners – many of which were forged during the 1997 Asian financial crisis and further cultivated in the years since. AIC intends to operate with close alignment of interests with its borrower companies to jointly establish and achieve common business, investment and impact objectives. AIC will serve as a primary sub-advisor.

•

GMG Investment Advisors, LLC (GMG): headquartered in New York with strategic partners operating in Brazil, Colombia and Peru, GMG is a specialized emerging market asset management firm focused on private credit investments in Latin America. The Company’s lineage dates back to 2002 to the founding of Global Securities Advisors (“GSA”) GP – a specialized emerging market asset management firm. In 2010, Greg Gentile, former Head of Latin America Credit at both Lehman Brothers and Barclays Capital, along with several of his team members, joined forces with the GSA team, enhancing its structuring and Latin American asset management experience to create GMG. GMG, along with GSA, has originated, structured and invested over $300 million in secured private credit transactions in Latin America and operates its own in-house securitization platform which is used to obtain custom-tailored, non-recourse financing via structured notes to help achieve equity like returns.

GMG utilizes its strategic partnership with Global Securities Group (“GSG”), a financial institution with over 300 employees in the Americas and more than $1.0 billion in client assets, to help originate a number of investment opportunities in the Latin American region. GMG serves as a secondary sub-advisor.

3.	The following disclosure is inserted after the second sentence in the section titled “—Our Investment Process—Measuring Impact” on page 63 of the Prospectus:

“The Global Impact Investing Network (“GIIN”) is the leading organization dedicated to increasing the scale and effectiveness of impact investing as well as transparency, credibility and consistency in impact performance reporting. Many impact investment funds, including us, use GIIN’s Impact Reporting and Investment Standards (“IRIS”) guidelines to help communicate their social, environmental, and financial performance using consistent industry terms, definitions and measures. This consistency helps investors review and compare performance for more accurate assessment and comparison, and helps portfolio organizations track and improve their business and social performance.”

4.	The following disclosure is added as a new sentence at the end of “Business—Our Investment Process —Impact Monitoring —Monitoring” section on page 66 of the Prospectus:

“We will utilize our proprietary TriLinc Impact Management Engine (“TIME”) system, which incorporates many of the leading impact industry standards to help analyze, measure and report on the ongoing impact of our investments.”

5.	The following disclosure is added as a third bullet point in the Report Impact Metrics section of the chart in the “Business—Our Investment Process” section on page 66 of the Prospectus:

•	Provide investors with an annual impact report, as well as period updates, that highlight portfolio statistics and individual company metrics.

G.    Update to the Section Titled “Management of the Company”

1.	The disclosure in the section of the Prospectus titled “Management of the Company” is updated, as appropriate, to reflect Scott Becker’s departure from his position of the Corporate Controller and Secretary of the Company and the Advisor. All references to Mr. Becker on pages 83, 86 and 90 of the Prospectus are deleted in their entirety.

2.	The disclosure in Joshua Zuckerwise’s biography on page 85 of the Prospectus is updated to indicate that Mr. Zuckerwise was appointed to serve as the Secretary of the Company and the Advisor in July 2013. The disclosure on pages 83, 84 and 90 of the Prospectus is updated, as appropriate, to reflect Mr. Zuckerwise’s current position as the Chief Financial Officer, Chief Compliance Officer and Secretary of the Company and the Advisor.

H.    Updates to the Form of Subscription Agreement in Appendix B of the Prospectus

The subscription agreement beginning on page B-1 of the Prospectus is hereby deleted in its entirety and replaced with the following:

Subscription Agreement

1.	Investment

Amount of Subscription:	State of Sale:
Minimum Initial Investment is $2,000
Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.
Payment will be made with: ☐ Enclosed Check ☐ Funds Wired

2.	Investment Type
Please consult with your financial advisor and check one of the following options pertaining to the class of units you intend to purchase. The Prospectus contains additional information regarding the unit classes, including the different fees which are payable with respect to each class.

☐ Class A Units ☐ Class C Units ☐ Class I Units

3.	Account Type - Check One Box Only

Non-Qualified Registration Types		Qualified Registration Types
☐ Individual (If TOD, attach application)	☐ UGMA: State of	☐ Traditional (Individual) IRA	☐ SEP IRA
☐ Joint Tenant* (If TOD, attach application)	☐ UTMA: State of	☐ Simple IRA	☐ ROTH IRA
☐ Tenants in Common*	☐ Corporation**	☐ Beneficial IRA
☐ Community Property*	☐ S-Corp ☐ C-Corp (Will default to S-Corp if nothing is marked)	as Beneficiary for:
☐ Trust**	☐ Partnership**	☐ Profit Sharing Plan**	☐ Pension Plan**
☐ Non-Profit Organization**	☐ Other (Specify)	☐ KEOGH Plan**
☐ Estate

*All parties must sign.

**Pleaseattach pages of trust/plan document (or Articles of Incorporation) which lists the names of trust/plan, trustees, signatures and date. The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

4.	Investor Information - SSN or TIN Required. (Individual Investors only)

Investor #1 Name:	SSN/Tax ID:		DOB:

Street Address:

City:	State:	Zip Code:
Optional Mailing Address:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail:

☐ US Citizen	☐ US Citizen residing outside the US	☐ Check here if you are subject to backup withholding

☐ Foreign citizen, country: Select one:	☐ Employed	☐ Not-employed	☐ Retired

If you checked not-employed or retired, please provide source of income:
Occupation:		Name of employer:

Address of employer:	City:		State:	Zip Code:

4.	Investor Information - SSN or TIN Required, continued (Individual Investors only)

Investor #2 Name:	SSN/Tax ID:		DOB:

Street Address:

City:	State:	Zip Code:

Optional Mailing Address:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail:

☐	US Citizen	☐	US Citizen residing outside the US	☐	Check here if you are subject to backup withholding

☐	Foreign citizen, country:	Select one:	☐	Employed	☐	Not-employed	☐	Retired

If you checked not-employed or retired, please provide source of income:

Occupation:	Name of employer:

Address of employer:	City:	State:	Zip Code:

5.	Trust/Business Account Information (ex: trusts, corporations, partnerships, etc.)

For a trust or business account, is the entity engaged in internet gambling or support companies engaged in internet gambling?

Select one:	☐	Yes	☐	No

Name of trustee/guardian/conservator/authorized signer	Social Security number of trustee/ guardian/conservator/authorized signer	Date of birth – MM/DD/YYYY

US residential address (P.O. Box not acceptable)	City	State	Zip Code
Mailing address (if different)	City	State	Zip Code

Daytime phone number	Extension	E-mail address

Select one:	☐	US citizen	☐	Resident alien	If resident alien, please provide country of citizenship:

Name of trustee/guardian/conservator/authorized signer	Social Security number of trustee/ guardian/conservator/authorized signer	Date of birth – MM/DD/YYYY

US residential address (P.O. Box not acceptable)	City	State	Zip Code
Mailing address (if different)	City	State	Zip Code

Daytime phone number	Extension	E-mail address

Select one:	☐	US citizen	☐	Resident alien	If resident alien, please provide country of citizenship:

For Trust Accounts Only

☐	Check here if the grantor/settlor is the same as the trustee

For trust accounts, name of grantor/settlor (if different from trustee)	Social Security number of grantor/settlor	Date of birth – MM/DD/YYYY

US residential address (P.O. Box not acceptable)	City	State	Zip Code

Select one:	☐	US citizen	☐	Resident alien	If resident alien, please provide country of citizenship:

Please attach a separate sheet with the above information for each additional trustee, grantor/settlor, or authorized signer.

For Business Accounts Only

Please provide the industry in which the legal entity operates:

For business accounts, please provide a listing of all ultimate beneficial owners or controlling parties which have an interest equal to or greater than 25% (If there are none, write “none” above name or leave blank)

Name	Social Security number	Date of birth – MM/DD/YYYY

US residential address (P.O. Box not acceptable)	City	State Zip Code

Select one:	☐	US citizen	☐	Resident alien	If resident alien, please provide country of citizenship:

Name	Social Security number	Date of birth – MM/DD/YYYY

US residential address (P.O. Box not acceptable)	City	State Zip Code

Select one:	☐	US citizen	☐	Resident alien	If resident alien, please provide country of citizenship:

Please attach a separate sheet with the above information for each additional ultimate beneficial owner.

6.	Investment Title - SSN or TIN Required

Please print names in which units are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and Tax ID Numbers. If same as above, write “Same.” (This is the name that will appear on your statement.)

Title Line 1:

Title Line 2:

Primary SSN/TIN:	Secondary SSN/TIN:

7.	Custodian/ Trustee Information

ñ	Make checks payable to the custodian and send ALL paperwork directly to the custodian.The custodian is responsible for sending payments pursuant to the instructions as set forth below.

Trustee Name:

Trustee Address 1:

Trustee Address 2:

Trustee City:	State:	Zip Code:

Trustee Telephone Number:	Trustee Tax Identification Number:

Investor’s Account Number with Trustee:

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Trustee authorizes the investor to vote the number of units of TriLinc Global Impact Fund that are beneficially owned by the investor as reflected on the records of TriLinc Global Impact Fund as of the applicable record date at any meeting of the unitholders of TriLinc Global Impact Fund.This authorization shall remain in place until revoked in writing by Custodian/Trustee.TriLinc Global Impact Fund is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

8.	Distribution Information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4. IRA accounts may not direct distributions without the custodian’s approval.
If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly provide written notification to TriLinc Global Impact Fund, c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105, if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment.This request in no way shifts the responsibility of TriLinc Global Impact Fund’s sponsor, or any other person selling units on behalf of TriLinc Global Impact Fund to you, to make every reasonable effort to determine that the purchase of TriLinc Global Impact Fund’s units is a suitable and appropriate investment based on information provided by you.

% of Distribution
☐	I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.
☐	Send distributions via check to investor’s home address (or for Qualified Plans to the address listed in Section 7)
☐	Send distributions via check to the alternate payee listed here (not available for Qualified Plans without the custodian’s approval)

Name:

Address:

City:	State:	Zip Code:

Account Number:

8.	Distribution Information, continued (Choose one or more of the following options)

☐  Direct Deposit (Attach Voided Check) I authorize TriLinc Global Impact Fund or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify TriLinc Global Impact Fund in writing to cancel it. In the event that TriLinc Global Impact Fund deposits funds erroneously into my account, TriLinc Global Impact Fund is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name:		% of Distribution	☐	Checking
ABA/ Routing Number:	Account Number:		☐	Savings

9.	Broker - Dealer and Registered Representative Information

Broker-Dealer Name:
Representative Name:		Rep Number:
Representative’s Firm Name:		Branch ID:
Representative’s Address:
Representative’s City:	State:	Zip Code:
Representative’s Phone:	Representative’s Fax Number:
Representative’s E-mail Address:

This Subscription was made as follows:

☐	Through a participating Broker-Dealer	☐	Units are being purchased net of commissions (Class A and Class C Units only)
☐	Through a participating RIA* unaffiliated with a participating Broker-Dealer

* A participating RIA is a RIA who has entered into a Placement Agreement

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to TriLinc Global Impact Fund that I have reasonable grounds for believing that the purchase of the units by the Subscriber is a suitable and appropriate investment for this Subscriber.

Signature of Financial Representative:	Date:
(If required by Broker-Dealer)
Branch Manager Signature:	Date:

10.	Limited Liability Company Agreement

By executing the Subscription Agreement, the undersigned hereby agrees to be bound by the terms of the limited liability operating agreement and any amendments or supplements thereto or cancellations thereof and authorizes TriLinc Global Impact Fund to make all filings of any and all certificates, instruments, agreements or other documents, whether related to the limited liability agreement or otherwise, as may be required or advisable under the laws of the State of Delaware.

11.	Electronic Delivery (Optional)

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund. If you would like to consent to electronic delivery please visit our website at www.TriLincGlobalImpactFund.com.

12.	Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner	Co-Owner

  1. A copy of the prospectus of TriLinc Global Impact Fund, LLC has been delivered or made available to me. In addition, I acknowledge that from time to time following the escrow period, the purchase price per unit may change and I can access this information through TriLinc Global Impact Fund’s website.

Owner	Co-Owner

  2. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”

Owner	Co-Owner	3. I acknowledge that there is no public market for the units and, thus, my investment in units is not liquid.

Owner	Co-Owner	4. I am purchasing the units for the account referenced above.

12.	Subscriber Signatures, continued

Owner	Co-Owner

  5. I acknowledge that I will not be admitted as a unitholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the units.

Owner	Co-Owner	6. California: In addition to the minimum suitability standards described above, a California investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.

Owner	Co-Owner

  7. Iowa:  In addition to the minimum suitability standards described above, the state of Iowa requires that each Iowa investor limit his or her investment in the issuer to a maximum of 10% of his or her liquid net worth, which is defined as cash and/or cash equivalents.

Owner	Co-Owner

  8. Kansas:  In addition to the minimum suitability standards described above, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in the issuer and other non-traded business development companies. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with GAAP.

Owner	Co-Owner

  9. Kentucky:  In addition to the minimum suitability standards described above, all Kentucky residents who invest in the issuer must have a minimum gross annual income of $85,000 and a minimum net worth of $85,000 or a minimum net worth of $300,000. In addition, Kentucky investors must limit his or her investment in the issuer to 10% of his or her liquid net worth.

Owner	Co-Owner

10. Maine:  In addition to the minimum suitability requirements, it is recommended that Maine investors limit their investment in the issuer and in the securities of similar programs to not more than 10% of their liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner

11. Massachusetts:  In addition to the suitability described above, Massachusetts investors may not invest more than 10% of their liquid net worth in the issuer and other non-traded direct participation programs. For Massachusetts residents, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner

12. Nebraska:  In addition to the suitability standards described above, a Nebraska investor must have either (i) an annual gross income of at least $100,000 and a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or (ii) a net worth (not including home, furnishings and personal auto mobiles) of at least $500,000. In addition, a Nebraska investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.

Owner	Co-Owner

13. New Jersey:  In addition to the suitability standards described above, New Jersey investors must limit their investment in the issuer, the issuer’s affiliates, and in other non-traded business development companies to not more than 10% of their liquid net worth. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner	14. New Mexico: In addition to the minimum suitability standards described above, a New Mexico investor’s maximum investment in the issuer may not exceed 10% of such investor’s liquid net worth.

Owner	Co-Owner

15. North Dakota:  In addition to the minimum suitability standards described above, North Dakota investors must represent that, in addition to the standards listed above, they have a net worth of at least ten times their investment in the issuer.

Owner	Co-Owner

16. Ohio:  In addition to the minimum suitability standards described above, an Ohio investor must have a liquid net worth of at least ten times such Ohio resident’s investment in the issuer and in other non-traded business development companies. Liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner	17. Oklahoma: In addition to the minimum suitability standards described above, an Oklahoma residents’ investment in the issuer must not exceed ten percent (10%) of their liquid net worth.

Owner	Co-Owner	18. Oregon: In addition to the minimum suitability standards described above, Oregon investors must have a net worth of at least ten times their investment in the issuer.

12.	Subscriber Signatures, continued

Owner	Co-Owner

19. Tennessee:  In addition to the suitability standards above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. In addition, Tennessee residents’ investment in the issuer must not exceed ten percent (10%) of their liquid net worth.

Owner	Co-Owner

20. Texas:  Texas residents purchasing units (i) must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000; and (ii) may not invest more than 10% of their net worth in the issuer, the issuer’s affiliates and in other non-traded business development companies. For Texas residents, “net worth” does not include the value of one’s home, home furnishings or automobiles.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF MY SUBSCRIPTION IS ACCEPTED, TRILINC GLOBAL IMPACT FUND WILL SEND ME CONFIRMATION OF MY PURCHASE AFTER I HAVE BEEN ADMITTED AS A UNITHOLDER. NO SALE OF UNITS OF TRILINC GLOBAL IMPACT FUND MAY BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER YOU RECEIVE THE FINAL PROSPECTUS.

The undersigned hereby applies to purchase units in TRILINC GLOBAL IMPACT FUND, LLC in accordance with the terms and conditions of the limited liability company operating agreement attached as Exhibit A to the prospectus dated .

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

Signature of Investor:	Date:
Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian:	Date:

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements

The Subscription Agreement, together with a check made payable to “TriLinc Global Impact Fund” for the full purchase price, should be delivered or mailed by your Broker- Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Payment may be wired to:
Investment Processing Department	Investment Processing Department	UMB Bank, N.A.
c/o DST Systems, Inc.	c/o DST Systems, Inc.	1010 Grand Boulevard, 4th Floor
P.O. Box 219731	430 W. 7th Street	Kansas City, MO 64106
Kansas City, MO 64121-9731	Kansas City, MO 64105	ABA #: 101000695
Toll Free: 877.907.1148	Toll Free: 877.907.1148	Account #: 9871916944
FAO: (Include Account Title)

Note to investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for TriLinc Global Impact Fund, LLC” for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.

For Paperwork (including the Subscription Agreement):	For Payments (including wires):

Regular Mail	Overnight Mail	Payment may be wired to:
UMB Bank, N.A. as Escrow Agent	UMB Bank, N.A. as Escrow Agent	UMB Bank, N.A. as Escrow Agent
for TriLinc Global Impact Fund	for TriLinc Global Impact Fund	for TriLinc Global Impact Fund
c/o DST Systems, Inc.	c/o DST Systems, Inc.	1010 Grand Boulevard, 4th Floor
P.O. Box 219731	430 W. 7th Street	Kansas City, MO 64106
Kansas City, MO 64121-9731	Kansas City, MO 64105	ABA #: 101000695
Toll Free: 877.907.1148	Toll Free: 877.907.1148	Account #: 9872012763
FAO: (Include Account Title)

6/13	TL0007-A

Investor Instructions

1.	Investment

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash.

Generally, you must initially invest at least $2,000 in our units to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our units will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be at least $500. The investment minimum for subsequent purchases does not apply to units purchased pursuant to our distribution reinvestment plan.

2.	Investment Type

Please check the appropriate box to indicate the class of units you intend to purchase.

3.	Account Type- Check One Box Only

Please check the appropriate box to indicate the account type of the subscription.

4.	Investor Information - SSN or TIN Required. (Individual Investors only)

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions, including DWS Investments, to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment. Non-resident aliens must also supply IRS form W-8BEN.

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 12, you are certifying that this number is correct.

5.	Trust/Business Account Information (ex: trusts, corporations, partnerships, etc.)

Please Note: You must indicate if the Account is engaged in internet gambling or support companies engaged in internet gambling.

You must include a permanent street address even if your mailing address is a P.O. Box. Please be sure to indicate the country of citizenship for all resident aliens. Non-resident aliens must also supply IRS form W-8BEN.

Enter the name(s), SSN, mailing address and telephone numbers of all trustee/guardian/conservator/authorized signer(s)

For Trust Accounts, please attach a separate sheet with the requested information for each additional trustee, grantor/settlor, or authorized signer.

For Business Accounts, please attach a separate sheet with the requested information for each additional ultimate beneficial owner.

6.	Investment Title - SSN or TIN Required

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 12, you are certifying that this number is correct.

Please print the exact name(s) in which units are to be registered. Include the trust/entity name, if applicable. If the account is Qualified, include the names and taxpayer identification numbers of the investor and the custodian or trustee.

Over Please

7.	Custodian/ Trustee Information

Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.

Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pusuant to the instructions as set forth below.

If you wish to purchase units through an IRA, and need an IRA account, First Trust Retirement has agreed to serve as IRA custodian for such purpose. TriLinc Global Impact Fund will pay the first-year annual IRA maintenance fees of such accounts with First Trust Retirement. Thereafter, investors will be responsible for the annual IRA maintenance fees. A separate IRA Application from First Trust Retirement must be completed and can be found in the TriLinc Global Impact Fund Combined/Traditional Roth Package. Further information about custodial services is also available through your broker or our dealer manager.

8.	Distribution Information (Choose one or more of the following options)

PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan, you are requested to promptly notify TriLinc Global Impact Fund in writing if at any time you experience a material change in your financial condition, including the failure to meet the income and net worth standards imposed by your state of residence and as set forth in the Prospectus and this Subscription Agreement relating to such investment. This request in no way shifts the responsibility of TriLinc Global Impact Fund’s sponsor, or any other person selling units on behalf of TriLinc Global Impact Fund to you, to make every reasonable effort to determine that the purchase of TriLinc Global Impact Fund’s units is a suitable and appropriate investment based on information provided by you.

Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. If you choose to enroll in the DRP, all of your distributions will be reinvested through the Distribution Reinvestment Plan. (If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4. IRA accounts may not direct distributions without the custodian’s approval.)

9.	Broker - Dealer and Registered Representative Information

PLEASE NOTE: The Broker-Dealer or Registered Investment Advisor must complete and sign this section of the Subscription Agreement. All Fields are Mandatory.

Required Representations: By signing Section 9, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she:

•	has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct, and complete in all respects;

•	has discussed the investor’s prospective purchase of units with such investor;

•

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the units and other fundamental risks related to the investment in the units, the restrictions on transfer of the units and the risk that the investor could lose his or her entire investment in the units;

•	has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

•	has reasonable grounds to believe the investor is purchasing these units for the account referenced in Section 6, and

•

has reasonable grounds to believe the purchase of units is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (i) are duly licensed and may lawfully offer and sell the units in the state where the investment was made and in the state designated as the investor’s legal residence in Section 4; and (ii) agree to maintain records of the information used to determine that an investment in units is suitable and appropriate for the investor for a period of six years.

10.	Limited Liability Company Agreement

By signing the Subscription Agreement, you agree to be bound by the terms of our operating agreement and any of its amendments or supplements and authorize TriLinc Global Impact Fund to make all filings of certificates, instruments, agreements or other documents as may be required or advisable under Delaware law.

11.	Electronic Delivery (Optional)

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund, LLC. If you would like to consent to electronic delivery please visit our website at www.TriLincGlobalImpactFund.com.

12.	Subscriber Signatures

Please separately initial each of the representations in paragraph (1) through (5). If a California resident you must also initial paragraph (6), if an Iowa resident you must also initial paragraph (7), if a Kansas resident you must also initial paragraph (8), if a Kentucky resident you must also initial paragraph (9), if a Maine resident you must also initial paragraph (10), if a Massachusetts resident you must also initial paragraph (11), if a Nebraska resident you must also initial paragraph (12), if a New Jersey resident you must also initial paragraph (13), if a New Mexico resident you must also initial paragraph (14), if a North Dakota resident you must also initial paragraph (15), if an Ohio resident you must also initial paragraph (16), if an Oklahoma resident you must also initial paragraph (17), if a Oregon resident you must also initial paragraph (18), if a Tennessee resident you must also initial paragraph (19) and if a Texas resident you must also initial paragraph (20). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 12 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.

The Subscription Agreement, together with a check made payable to “TriLinc Global Impact Fund” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail	Payment may be wired to:
Investment Processing Department	Investment Processing Department	UMB Bank, N.A.
c/o DST Systems, Inc.	c/o DST Systems, Inc.	1010 Grand Boulevard, 4th Floor
P.O. Box 219731	430 W. 7th Street	Kansas City, MO 64106
Kansas City, MO 64121-9731	Kansas City, MO 64105	ABA #: 101000695
Toll Free: 877.907.1148	Toll Free: 877.907.1148	Account #: 9871916944
FAO: (Include Account Title)

Note to investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for TriLinc Global Impact Fund, LLC” for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.

For Paperwork (including the Subscription Agreement):		For Payments (including wires):
Regular Mail	Overnight Mail	Payment may be wired to:
UMB Bank, N.A. as Escrow Agent	UMB Bank, N.A. as Escrow Agent	UMB Bank, N.A. as Escrow Agent
for TriLinc Global Impact Fund	for TriLinc Global Impact Fund	for TriLinc Global Impact Fund
c/o DST Systems, Inc.	c/o DST Systems, Inc.	1010 Grand Boulevard, 4th Floor
P.O. Box 219731	430 W. 7th Street	Kansas City, MO 64106
Kansas City, MO 64121-9731	Kansas City, MO 64105	ABA #: 101000695
Toll Free: 877.907.1148	Toll Free: 877.907.1148	Account #: 9872012763
FAO: (Include Account Title)

1/13	TL0008-A